Proskauer Rose (UK) LLP 110 Bishopsgate London EC2N 4AY

September 11, 2018	t.: +44 (20) 7280-2000 f.: +44 (20) 7280-2001 www.proskauer.com

Deutsche Bank Trust Company Americas

As Depositary under the Deposit Agreement

60 Wall Street

New York, New York 10005

Ladies and Gentlemen

We refer to the Registration Statement on Form F-6 dated September 11, 2018 (the “Registration Statement”) relating to American Depositary Shares (“ADSs”) evidenced by American Depositary Receipts (“ADRs”), each ADS representing three Class A ordinary shares of Viomi Technology Co., Ltd (the “Company”). Unless otherwise defined herein, capitalized terms defined in the Deposit Agreement appearing as Exhibit (a) to the Registration Statement (the “Deposit Agreement”), among the Company, the Depositary and all Holders and Beneficial Owners of American Depositary Shares evidenced by American Depositary Receipts issued thereunder, and used herein shall have the meanings ascribed to them in the Deposit Agreement.

In giving this opinion, we have assumed that the Deposit Agreement will have been duly authorized, executed and delivered by the Company and will constitute the legal, valid and binding obligation of the Company and will be enforceable against it in accordance with its terms, that the relevant Shares will have been duly deposited with a Custodian under and in accordance with all applicable laws and regulations, that the choice of New York law contained in the Deposit Agreement is legal and valid under the laws of the Cayman Islands, and that insofar as any obligation under the Deposit Agreement is to be performed in, or by a party organized under the laws of, any jurisdiction outside of the United States, its performance will not be illegal or ineffective in any jurisdiction by virtue of the law of that jurisdiction.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the ADSs covered by the Registration Statement, when evidenced by ADRs that are duly executed by the Depositary and issued in accordance with the terms of the Deposit Agreement, will be validly issued and will entitle the registered holders thereof to the rights specified in the Deposit Agreement and those ADRs.

The foregoing opinion is limited to the laws of the State of New York, and we express no opinion as to the laws of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit (d) to the Registration Statement. In giving such consent, we do not admit hereby that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully,

/s/ Proskauer Rose LLP
Proskauer Rose LLP